Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-277121 and No. 333-269832) on Form S-8 of our reports dated February 25, 2025, with respect to the consolidated financial statements of ZoomInfo Technologies Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon
February 25, 2025